UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

Southwest Airlines Co.
__________________________________________
(Exact name of registrant as specified in its charter)

Texas	1-7259	74-1563240
_____________________	_____________	______________
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P. O. Box 36611, Dallas, Texas	75235-1611
_________________________________	___________
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (214) 792-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the
Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the
Exchange Act (17 CFR 240.13e-4(c))

Item 7.01    Regulation FD Disclosure.

Southwest Airlines Co. (the “Company”) is providing guidance regarding its financial and operational trends. During the December 10, 2015 webcast of the Wings Club December Luncheon, Gary Kelly, Chairman, President and Chief Executive Officer of the Company, reported the following:

•
Based on current booking and revenue trends, and incorporating the weaker than expected yield environment during the peak travel periods, the Company is currently expecting a solid fourth quarter 2015 operating unit revenue performance of flat to down one percent as compared with fourth quarter 2014.  This outlook also includes the approximate $130 million estimated fourth quarter 2015 effect from the Company's July 2015 amended co-branded credit card agreement and the resulting change in accounting methodology.

•
Based on current cost trends, and excluding fuel and oil expense, profitsharing, and special items, the Company currently expects its fourth quarter 2015 operating expenses per available seat mile (unit costs) to be flat to down one percent compared with fourth quarter 2014, and full year 2015 unit costs to decrease in the one to two percent range, compared with 2014.

•
Based on existing fuel derivative contracts and market prices as of December 8, 2015, fourth quarter 2015 economic fuel costs are estimated to be closer to the lower end of the $2.05 to $2.10 per gallon range, as compared with fourth quarter 2014's $2.62 per gallon.

•
The Company continues to expect its full year 2015 available seat miles (capacity) to increase approximately seven percent, year-over-year, and its 2016 capacity to increase in the five to six percent range, year-over-year. The annualized impact of the Company's 2015 expansion is expected to contribute the majority of 2016's year-over-year capacity growth.

In addition, the Company is also disclosing the following:

•
For 2016, the Company's goal is to increase operating unit revenues compared with 2015's operating unit revenues, excluding the third quarter 2015 special revenue adjustment. The Company will provide a 2016 cost outlook with its fourth quarter 2015 financial release on January 21, 2016.

•
Based on existing fuel derivative contracts and market prices as of December 8, 2015, the Company’s economic fuel costs for full year 2015 are forecasted to decline approximately $1.3 billion, compared with full year 2014.

•	Premiums related to fuel derivative contracts are currently estimated to be in the $40 million to $45 million range for fourth quarter 2015.

•
Markets under development represent approximately 12 percent of the Company's capacity in fourth quarter 2015. The Company currently expects that percentage to reduce to a more normal historical level of approximately five percent in first quarter 2016 and approximately four percent in second quarter 2016.

An audio webcast of Mr. Kelly’s remarks is available on the Company’s website at
http://southwest.investorroom.com, in the Events section.

The information furnished in this Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s financial outlook, expectations, goals, and projected results of operations; (ii) the Company’s expectations with respect to fuel costs; (iii) the Company’s capacity plans and expectations; and (iv) the Company’s network plans and expectations. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company’s services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors (including, without limitation, pricing, scheduling, and capacity decisions and consolidation and alliance activities), and other factors beyond the Company’s control, on the Company’s business decisions, plans, and strategies; (iii) changes in aircraft fuel prices, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of the date this report is filed. The Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST AIRLINES CO.

December 10, 2015	By	/s/ Tammy Romo

Tammy Romo
Executive Vice President & Chief Financial Officer
(Principal Financial and Accounting Officer)